Exhibit 1
JOINT FILING AGREEMENT
The undersigned hereby agree that the Statement on Schedule 13G, dated January 29, 2010, with respect to the shares of Somaxon Pharmaceuticals, Inc.’s Common Stock, par value $0.0001 per share, is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 29th day of January, 2010.

BOXER CAPITAL, LLC
By:	/s/ Aaron Davis
	Name:	Aaron Davis
	Title:	Authorized Signatory

BOXER ASSET MANAGEMENT INC.
By:	/s/ Jefferson R. Voss
	Name:	Jefferson R. Voss
	Title:	Director

JOSEPH LEWIS
By:	/s/ Joseph Lewis
Joseph Lewis, Individually

MVA INVESTORS, LLC
By:	/s/ Neil Reisman
	Name:	Neil Reisman
	Title:	Authorized Signatory